Exhibit 99.1

Contact:	Joseph S. Podolski
Chief Executive Officer
(281) 719-3447

Repros Therapeutics Inc. Reports First Quarter 2010 Financial Results

THE WOODLANDS, Texas -- May 10, 2010 -- Repros Therapeutics (NasdaqCM: RPRX) today announced financial results for the first quarter ended March 31, 2010.

Financial Results

Net loss for the three month period ended March 31, 2010, was ($1.1) million or ($0.04) per share as compared to a net loss of ($6.8) million or ($0.45) per share for the same period in 2009.  The decrease in loss for the three month period ended March 31, 2010 as compared to the same period in 2009 was primarily due to decreased expenses in clinical development for Androxal® and Proellex®.

Research and development (“R&D”) expenses decreased 92% or approximately $5.2 million to $458,000 for the three month period ended March 31, 2010 as compared to $5.7 million for the same period in the prior year.  Our primary R&D expenses for the three month periods ended March 31, 2010 and 2009 are shown in the following table (in thousands):

Research and Development	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Variance	Change (%)
Operating and occupancy	$177	$218	$(41)	(19)%
Payroll and benefits	120	416	(296)	(71)%
Androxal® clinical development	14	347	(333)	(96)%
Proellex® clinical development	147	4,717	(4,570)	(97)%
Total	$458	$5,698	$(5,240)	(92)%

The decrease in R&D expenses is primarily due to the decreased clinical development expenses related to Proellex® as a result of the discontinuation of all clinical trials due to the FDA’s clinical hold on Proellex®.  R&D expenses were further decreased by the decreased clinical development expenses related to Androxal® due to the completion of a Phase 2b proof-of-concept clinical trial in 2009.   Additionally, payroll and benefits expenses decreased due to reduced headcount and the 50% salary reduction program put in place in August 2009.

General and administrative expenses (“G&A”) decreased 37% to approximately $669,000 for the three month period ended March 31, 2010 as compared to $1.1 million for the same period in the prior year.  Our primary G&A expenses for the three month periods ended March 31, 2010 and 2009 are shown in the following table (in thousands):

General and Administrative	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Variance	Change (%)
Payroll and benefits	$153	$475	$(322)	(68)%
Operating and occupancy	516	585	(69)	(12)%
Total	$669	$1,060	$(391)	(37)%

G&A payroll and benefits expense for both three month periods ended March 31, 2010 and 2009 include salaries, non-cash stock option compensation expense and fringe benefits.  Included in payroll and benefits expense is a charge for non-cash stock option expense of $74,000 for the three month period ended March 31, 2010 as compared to $192,000 for the same period in the prior year.  Additionally, salaries for the three month period ended March 31, 2010 were $63,000 as compared to $238,000 for the same period in the prior year.  The decrease in salaries is primarily due to a decrease in headcount and the 50% salary reduction program put in place in August 2009.  G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased 12% to $516,000 for the three month period ended March 31, 2010 as compared to $585,000 for the same period in the prior year.  The decrease is primarily due to a decrease in travel expenses.

Total revenues and other income decreased 100% to zero for the three month period ended March 31, 2010 as compared to $3,000 for the same period in 2009.  The decrease was primarily due to lower cash and cash equivalents balances and reduced interest rate yields.

As of March 31, 2010 we had 26,414,476 shares of common stock outstanding.

Liquidity, Capital Resources and Going Concern Uncertainty

As of March 31, 2010, we had cash and cash equivalents of approximately $974,000 as compared to $1.9 million as of December 31, 2009.  As of April 30, 2010, we had cash and cash equivalents of approximately $4.0 million.  Our Annual Report on Form 10-K for the year ended December 31, 2009 includes an explanatory paragraph about the report of its independent registered public accounting firm that there is substantial doubt about Repros’ ability to continue as a “going concern”.  Repros also received a similar going concern opinion for the years ended December 31, 2008 and 2007.

On February 12, 2010, we entered into an Equity Distribution Agreement (the “Equity Distribution Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), pursuant to which we may issue and sell from time to time through Ladenburg, as sales agent and/or principal, shares of our common stock having an aggregate offering price of up to $10 million (the “ATM Shares”).  As of March 31, 2010, we have sold 523,419 ATM Shares at a weighted average share price of $0.75, for proceeds of approximately $289,000, net of expenses.  Between April 1, 2010 and May 7, 2010, we have sold 5,551,177 ATM Shares at a weighted average share price of $0.78, for additional net proceeds of approximately $4.2 million.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, determine a safe and effective dose for Proellex, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues and other income
Interest income	$-	$3
Total revenues and other income	-	3

Expenses
Research and development	458	5,698
General and administrative	669	1,060
Total expenses	1,127	6,758

Net loss	$(1,127)	$(6,755)

Net loss per share - basic and diluted	$(0.04)	$(0.45)

Weighted average shares used in loss per share calculation:
Basic	25,827	15,175
Diluted	25,827	15,175

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$974	$1,886
Prepaid expenses and other currents assets	216	177
Fixed assets (net)	8	12
Patents (net)	925	885
Total assets	$2,123	$2,960

Accounts payable and accrued
expenses	$1,878	$2,398
Stockholders' equity	245	562
Total liabilities and
stockholders' equity	$2,123	$2,960